UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G/A

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
					      EXIT FILING

FRONTIER FINANCIAL CORP
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
35907K105
(CUSIP NUMBER)
12/31/2009
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X) RULE 13D-1(B)
			() RULE 13D-1(C)
			() RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


CUSIP NO. 35907K105            13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
    CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. *

    NOT APPLICABLE                                   A __
                                                     B __

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    139,681 SHARES
6.  SHARED VOTING POWER
    0 SHARES
7.  SOLE DISPOSITIVE POWER
    0 SHARES
8.  SHARED DISPOSITIVE POWER
    139,681 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    139,681 SHARES
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.3%

12. TYPE OF REPORTING PERSON*

	BK



CUSIP NO. 35907K105            13G        PAGE 3 OF 5 PAGES

ITEM 1.
  (A) NAME OF ISSUER
       FRONTIER FINANCIAL CORP

  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

  	  332 SW EVERETT MALL WAY
	  EVERETT WA 98204


ITEM 2.

     (A) NAME OF PERSON FILING
         STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
         RESIDENCE

          STATE STREET FINANCIAL CENTER
		 ONE LINCOLN STREET
		 BOSTON, MA 02111


     (C) CITIZENSHIP

          BOSTON, MASSACHUSETTS


     (D) TITLE OF CLASS OF SECURITIES

          COMMON STOCK

     (E) CUSIP NUMBER

          35907K105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT


CUSIP NO. 35907K105         13G           PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP

  (A) AMOUNT BENEFICIALLY OWNED

       139,681 SHARES

  (B) PERCENT OF CLASS

       0.3%

  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
        139,681 SHARES
   (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
        0 SHARES
  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
        0 SHARES
   (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
        139,681 SHARES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS (X)


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
        PERSON.

	   NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
        COMPANY

        NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE


CUSIP NO. 35907K105         13G		PAGE  5 OF  5 PAGES


ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         09 FEBRUARY 2010
                         STATE STREET BANK AND TRUST COMPANY,



/s/ CUAN COULTER
SENIOR VICE PRESIDENT